AVANTAX, INC. 8-K

Exhibit 10.1

EXECUTION VERSION

AVANTAX, INC.

EXECUTIVE CHANGE OF CONTROL SEVERANCE PLAN

FIRST AMENDMENT

TO

PARTICIPATION AGREEMENT

This First Amendment (the “Amendment”) to that certain Participation Agreement (the “Participation Agreement”), entered into as of May 11, 2022, between Avantax, Inc. (f/k/a Blucora, Inc.) (the “Company”) and Christopher W. Walters (“Executive”), is entered into as of September 9, 2023, between the Company and Executive.

WHEREAS, the Compensation Committee of the Company’s Board of Directors has adopted the Avantax, Inc. Executive Change of Control Severance Plan, effective as of January 17, 2021 and as amended on May 2, 2022 and January 26, 2023 (the “Plan”), to provide certain benefits to participants upon a qualifying termination of employment, as contemplated under the Plan;

WHEREAS, Executive previously entered into a Confidentiality and Non-Competition Agreement (as defined in the Plan) with the Company in consideration for (i) the Company’s promise to provide Executive with Confidential Information (as defined in such Confidentiality and Non-Competition Agreement), (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive, (iii) access to the customers and clients of the Company, and (iv) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by Company to Executive;

WHEREAS, pursuant to the Participation Agreement, Executive agreed to amend the Confidentiality and Non-Competition Agreement to provide that upon a qualifying termination of employment, as contemplated under the Plan, the period of any non-competition, non-solicitation, non-recruitment or similar provision under any Confidentiality and Non-Competition Agreement (generally referred to therein as the “Restricted Period”) would be for a period of twenty-four (24) months after the Termination Date (as defined in the Plan) notwithstanding anything to the contrary contained in such Confidentiality and Non-Competition Agreement;

WHEREAS, the Plan Administrator (as defined in the Plan) desires to amend the Participation Agreement to extend the Restricted Period from twenty-four (24) months after the Termination Date to thirty (30) months after the Termination Date (the “Additional Restricted Covenant Extension”) and in exchange for Executive’s agreement to the Additional Restricted Covenant Extension, the Company has agreed to provide the Executive with access to additional Confidential Information and also provide Executive with a payment as set forth in this Amendment;

WHEREAS, Executive agrees that (i) the Company’s promise to provide additional Confidential Information, (ii) the Company’s promise to pay Executive the amounts set forth in this Amendment, (iii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities entrusted to Executive, (iv) access to customers and clients of the Company, and (v) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by the Company to Executive, and each of them, are good and valuable consideration for the Additional Restricted Covenant Extension; and

WHEREAS, Executive acknowledges that Executive has carefully reviewed this Amendment and has decided that Executive wishes to enter into this Amendment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.             Section 3(a) of the Participant Agreement is hereby amended in its entirety to read as follows:

a.              Executive agrees that upon the termination of Executive’s employment with the Company, if such termination is a Qualifying Termination, the period of any non-competition, non-solicitation, non-recruitment or similar provision under any Confidentiality and Non-Competition Agreement (generally referred to therein as the “Restricted Period”) shall be for a period of thirty (30) months after the Termination Date notwithstanding anything to the contrary contained in such Confidentiality and Non-Competition Agreement. Each such Confidentiality and Non-Competition Agreement shall be deemed amended to the extent necessary to reflect the terms of this Agreement.

2.              Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Affiliates.

3.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.              Adequacy of Consideration. Executive acknowledges and agrees that (i) the Company’s promise to provide additional Confidential Information, (ii) the Company’s promise to pay Executive $100 in a lump sum cash payment within thirty (30) days of the date Executive executes this Amendment, (iii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities entrusted to Executive, (iv) access to customers and clients of the Company, and (v) the Company’s employment of Executive in an executive position and the compensation and other benefits provided by the Company to Executive, and each of them, are good and valuable consideration for being subject to the terms of this Amendment, including the Additional Restricted Covenant Extension. Executive further acknowledges and agrees that Executive has previously received Confidential Information from the Company in consideration and support of the restricted covenants set forth in Executive’s Confidentiality and Non-Competition Agreement.

5.              Severability. If a court of competent jurisdiction determines that any provision of this Amendment is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Amendment, the Participation Agreement or the Plan and all other provisions shall remain in full force and effect.

6.              Complete Agreement. This Amendment, the Participation Agreement and the Plan constitute the complete agreement between Executive and the Company concerning the subject matter herein and therein and while in effect they supersede and replace any prior written or oral understandings entered into between Executive and the Company solely to the extent relating to severance or related benefits in the event of, or in connection with, a Change of Control; provided, further, that for the avoidance of doubt, Section 3(b)(ii) of the Plan shall supersede and replace any prior writing entered into between Executive and the Company (including any employment agreement or award agreements) relating to the treatment of Executive’s outstanding equity awards in the event of a Qualifying Termination (including as any such prior writing provides in respect of any determination of actual performance in the event of a Qualifying Termination). Notwithstanding the foregoing, to the extent Executive was subject to restrictive covenants prior to the execution of the Participation Agreement, such restrictive covenants shall continue to remain in full force and effect, except as otherwise provided in Section 3 of the Participation Agreement, as modified by Section 1 of this Amendment.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first set forth above.

AVANTAX, INC.

By:	/s/ Tabitha Bailey
Name:	Tabitha Bailey
Title:	Chief Legal Officer
Date:	September 9, 2023

EXECUTIVE

/s/ Chris Walters
Name: Chris Walters

[Signature Page to First Amendment to Participation Agreement]